Exhibit 99.2

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

CEVA, INC.

Fourth Quarter and Full Year 2019 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 18, 2020

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s fourth quarter and full year 2019 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the fourth quarter and full year 2019 and provide general qualitative data. Yaniv will then cover the financial results for the fourth quarter and full year 2019 and also provide qualitative data for the first quarter and full year 2020.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our assessment of the overall licensing market in the first quarter of 2020, our annual 2020 and first quarter 2020 guidance, our anticipated pillars of growth and optimism about achieving such growth objectivities, reaffirmation of our 2022 royalty goals, higher R&D expenses in 2020 and market data by Dell’Oro. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G, Wi-Fi, contextual awareness and IoT markets; our ability to execute more non-handset baseband license agreements; the effect of trade tariffs and political tensions; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

Gideon

Thank you Richard. Good morning everyone and thank you for joining us today. CEVA delivered an outstanding fourth quarter and overall an excellent year, with revenue and EPS both surpassing street expectations. Moreover, our strong performance, in particular on the licensing front, sets the stage for continued growth in 2020 as will be reflected in the annual guidance that Yaniv will share with you shortly. I will elaborate in my prepared remarks on the growth pillars and the underlying technologies that are driving this performance.

Total revenue for the fourth quarter of 2019 came in at $28.3 million, an all-time record high and significantly ahead of street expectations. A brisk licensing environment along with strategic customer agreements led to $14.8 million in licensing revenue, an all-time record high for quarterly licensing revenue. We signed a record 21 new agreements, of which 15 were for connectivity and 6 were for smart sensing. Ten out of the 21 deals were with first time customers. Target uses for our technologies are baseband processing for 5G base stations, smartphones and cellular IoT devices, AI and computer vision for consumer electronics, surveillance and automotive, audio and Bluetooth connectivity for true wireless earbuds, sensor fusion for smart TV control, laptops and PC peripherals, and Bluetooth and Wi-Fi connectivity for a wide variety of IoT devices.

Of note, during the quarter, we signed a sizable and strategic agreement with a very large smartphone OEM who licensed our technology for its in-house cellular modem chip development planned to be deployed in its future smartphones. We are extremely excited and committed to this new engagement and looking forward to capitalizing on this opportunity for greater market share expansion and royalties from future 5G smartphones.

Royalty revenue for the fourth quarter was $13.5 million, an all-time record high. Seasonal strength and new production ramps led to 360 million CEVA-powered devices shipped in the quarter, also a record high. Royalty revenue from non-handset baseband chips continues to grow, contributing a record $4.3 million and record 164 million units in the quarter.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

For the full year 2019, revenue came in at $87.2 million, up 12% from last year. Licensing and related revenue was a record $47.9 million, up 18% from last year. We continued to strengthen our customer base with a record 52 license agreements signed during the year, of which 23 were with first-time customers. Annual royalty revenue was $39.3 million, up 5% as compared to last year. Shipments of CEVA based products grew by 12% year over year, to more than 1 billion units. Handset baseband shipments were up 3% year over year with a strong second half of the year driven by product launches across all phone tiers. Non-handset baseband continues to expand with annual royalty revenue up 49% to $13 million and units up 25% to a total of 469 million units.

Looking ahead to fiscal year 2020, we are setting three key priorities.

Priority One:

Capitalize on our recent momentum in licensing to continue to grow our revenue and to expand our customer base. Licensing agreements trigger a virtuous circle, where new licensees drive royalties which then free up additional R&D funds for further technology investments, which drive further growth in licensing growth and generate royalty momentum. This is where our strategy to synergistically broaden our product portfolio through organic investment and M&A played out so well in the last few years. This has culminated in the step up in licensing revenue and sustainable growth in royalties from the non-handset baseband segment that we are experiencing. To this end, we anticipate three growth pillars:

The first pillar is 5G.

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5G presents a greater growth opportunity then we had with 4G LTE. Through our CEVA-XC high performance DSP family, we are set to benefit from the new 5G capex investment, which is forecasted to grow by 159% CAGR between 2018 through 2023 according to recent research published by Dell’Oro.

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Another growth opportunity we are addressing with regard to 5G is cellular IoT which applies to massive connected devices for industrial automation, autonomous transportation, smart cities, medical, AR and VR. According to the recent Ericsson mobility report, it is expected that there will be 5.4 billion cellular IoT connections by 2025. With our Penta-G and DragonFly modem platforms, we are set to serve these demanding requirements and diverse markets.

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A third 5G opportunity is handsets. As I mentioned few minutes ago, we have engaged in the last quarter with a top tier smartphone vendor maker and have a few others in our pipeline. This engagement reflects a de-consolidation in the cellular baseband supplier landscape, where the large OEMs are looking to internalize SoC designs that incorporate baseband processors to gain cost saving and differentiation. These customers are turning to us to take advantage of our broad portfolio of DSP and platforms.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

The second pillar is Wi-Fi 6

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Wi-Fi 6 upgrade cycle presents a substantial opportunity due to the fast proliferation of connected IoT devices for smart home appliances, such as smart TVs, smart speakers, connected light bulbs and thermostats and wearables. Our RivieraWaves 802.11ax IP is at the forefront of this upgrade cycle and used as the reference vehicle for certification by the Wi-Fi Alliance. With more than half a dozen licensees already designing Wi-Fi 6 products, and low power IP available for all the different segments in the space, we are well positioned to capitalize on the upgrade cycle to Wi-Fi 6 to further expand our footprint.

The third pillar is Contextual Awareness

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Contextual awareness refers to the ability of an IoT device to collect and process data from its surroundings and adapt its operation to the context. Today’s IoT devices incorporate different classes of sensors such as cameras, inertial measurement units, microphones, ‘Time Of Flight’ sensors and radars. The data captured from sensors can then be fused to extract device contexts such as activity type, intent, proximity, locations and handful of other experiences. Context-aware features are quickly becoming a key differentiator for OEMs in smartphones, PCs, wearables, hearables, AR and VR headsets, robots and other IoT devices. CEVA is in a unique position to be a one stop shop for contextual awareness IP as a result of our recent organic R&D investment in voice and DSP technologies and the acquisitions of RivieraWaves and the Hillcrest Labs business.

Priority Two:

Royalty growth towards our 2022 goal of doubling the 2018 royalty level. We believe 2019 was a progressive year towards reaching this goal in terms of new customer developments and new SKUs that entered to production. While a pushout of production rollout by one of our base station customers and partial switch to a non-CEVA modem supplier by a large smartphone OEM impact CEVA in the short term, we believe that by 2022, we will reach the customer scale and the CEVA-powered unit shipments aligned with our royalty target. The strong licensing performance and contribution of Hillcrest Labs sensor fusion OEM business further reinforce our belief in reaching that target. We are closely monitoring and working side-by-side with our customers to deploy our technologies in their SoC or products and take it to production.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

Priority Three:

Efficiently utilize R&D expenditure for new technology development and working closely with customers to expedite product developments. We are choosing our R&D investments prudently to be agile and responsive to lucrative or strategic opportunities. For this year, due to the step up in licensing revenue and customer engagements, including engagements with top tier handset players, we plan to increase our R&D expenditure by approximately $6.7 million (non-GAAP) versus last year, which will also include a full year of R&D expenditure for our Hillcrest Labs team.

So in summary, I am very pleased with our achievements in 2019. We were determined and consistent with customer engagements and innovative with our product developments, which resulted in an exceptional growth year in our annual licensing revenue, ahead of the target we set at our first analyst day in January 2019. We are on a solid path for this momentum to continue into 2020. This strong licensing performance and the strategic engagements we have formed with top tier companies set the foundation for our royalty growth toward our targets in 2022. We will continue to come up with differentiated solutions with an unmatched level of integration like our SenslinQ contextual awareness platform or CDNN Invite that expand our footprint in AI.

Finally, I would like to take this opportunity to thank all of our employees for their hard work, innovation and fantastic execution which has made us a top industry name for connectivity and smart sensing technologies for the IoT industry. I’d also like to extend my thanks to our partners, suppliers and last but not least our investors for their support. We wish you all a happy and prosperous year.

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the fourth quarter of 2019.

-	Revenue for the third quarter was $28.3 million, up 32% as compared to $21.4 million for the same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $14.8 million, reflecting 52% of total revenues, 40% higher as compared to the fourth quarter of 2018 and up 31% sequentially.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

o	Royalty revenue was $13.5 million, reflecting 48% of total revenues, up 24% from $10.9 million for the same quarter last year and up 11% sequentially.
o	Non-handset baseband royalty revenue reached an all-time high of $4.3 million in the quarter.
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Quarterly gross margin was 90% on GAAP and 91% on non-GAAP basis, both higher than projected. Non-GAAP quarterly gross margin excluded approximately $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with Immervision investment.

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Total operating expenses for the fourth quarter were $22 million, about a $1 million above the high end of our guidance. Mainly due to accrued compensation related benefits and commission associated with higher 2019 revenues and some provision for doubtful debt. OPEX also included an aggregate equity-based compensation expense of approximately $2.7 million, amortization of acquired intangibles associated with the acquisition of the Hillcrest Labs business and the Immervision investment of $0.7 million. We concluded during the quarter the amortization of the acquired intangibles of RivieraWaves. Total operating expenses for the fourth quarter, excluding equity-based compensation expenses and amortization of intangibles, were $18.6 million, also above the high end of our guidance due to the same reasons I just highlighted.

-	U.S. GAAP net income for the quarter was $3.1 million, and diluted earnings per share was 14 cents compared to net income of $2.3 million and 10 cents for the fourth quarter of 2018.
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Non-GAAP net income and diluted EPS for the fourth quarter of 2019 was up significantly 29% and 30% to $6.8 million and 30 cents, respectively, from net income and diluted EPS for the fourth quarter of 2018 of $5.2 million and 23 cents, respectively. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.8 million, and (b) the impact of the amortization of acquired intangibles and other assets of $0.9 million associated with the acquisition of the Hillcrest Labs business, and investment in Immervision technologies. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2018, excluded equity-based compensation expenses, net of taxes, of $2.0 million, the impact of the amortization of acquired intangibles of RivieraWaves, our investment in NB-IoT technologies of $0.3 million and the revaluation of investment in other company, net of taxes, of $0.7 million.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

Other related data

-	Shipped units by CEVA licensees during the fourth quarter of 2019 were a record 360 million units, up 23% sequentially and up 45% from the fourth quarter 2018 reported shipments.
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Of the 360 million units shipped, 196 million units, or 54% were for handset baseband chips, reflecting a sequential increase of 16% from 169 million units of handset baseband chips shipped during the third quarter of 2019 and a 45% increase from 134 million units shipped year over year.

-	Our non-handset baseband shipments reached a new all-time record high of 164 million units, up 33% sequentially and up 44% year over year.

As for the year

-	Our total shipments increased 12% year-over-year to over 1 billion units, up 5% on a year-over-year basis which equates to approximately 33 CEVA-powered devices sold every second in 2019.
-	Annual shipments of handsets increased by 3% year over year due to a strong second half, with units up 21% year-over-year for that period.
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Non-handset baseband royalty revenue continued to grow and reached a new record level of $13 million, up from $8.7 million in 2018 and $8.1 million in 2017. In terms of units, non-handset baseband unit shipments were up 25% year-over-year to 469 million units.

As for the balance sheet items

As of December 31, 2019, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $150 million. We continued our active buyback plan, repurchasing approximately 161,000 shares during the quarter for approximately $4.3 million. In 2019, we repurchased approximately 355,000 shares for approximately $9.1 million and fully utilized the shares authorized for repurchase under our May 2018 plan. Earlier this week, our Board of Directors approved a new expansion to the buyback plan by a total of 700,000 shares of common stock available for repurchase.

Last, our “adjusted to ASC 606” DSO for the fourth quarter of 2019 continues to be low, at 36 days. During the fourth quarter, we generated $8.3 million of net cash from operations; depreciation and amortizations were $1.8 million and purchase of fixed assets was $0.8 million. At the end of the year, our headcount was 382 people, of which 313 were engineers, up from a total of 341 people at the end of 2018.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

Now for the guidance

As Gideon described, our strong and broad IP portfolio highly correlates with the needs of semiconductor companies and OEMs looking to expand into IoT and 5G. In 2019, we set a new record high in licensing of approximately $48 million, two years ahead of the target we set at our analyst day in January 2019. While licensing revenue tends to be lumpy, we believe this momentum continues into 2020 and we expect another step up of licensing revenue in the range of $2 million - $4 million.

On royalties, we are expecting annual royalty growth in the range of 10%-14% to approximately $44 million for the full year. Our projections take into consideration a lower share at a flagship smartphone OEM. However, the lower share will be more than sufficiently offset by new production ramps and growing shipments from non-handset baseband products, including our Hillcrest Labs sensor fusion business.

With regard to the recent Coronavirus outbreak, we are closely monitoring developments with our royalty customers in China who may be temporarily affected. Our annual guidance assumes a return to normal business and catching up on the yearly basis of the disruption that may take place in the first quarter. On licensing, we are not seeing any issues, and are experiencing a healthy and solid licensing environment in the first quarter of the year.

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On COGS, we expect higher non-GAAP expenses of approximately $1.4 million due to a full year of Hillcrest Labs on board and R&D customization related expenses for two known projects that will be allocated from R&D to COGS. On OPEX, with our strong licensing execution in 2019 and even stronger expectations for 2020, we will continue to support these new customers and reinforce our leadership with disciplined investments in R&D. Hillcrest Labs will also contribute its share to 2020 OPEX on a full year basis. Overall non-GAAP OPEX increase will be approximately $7.1 million.

-	Equity-based compensation is forecast to be approximately $1 million higher than 2019, to just shy of $12 million.
-	Annual gross margins are forecast to be in the region of 88%-90%.
-	Interest income is forecasted to be slightly lower than 2019, at $0.75 million per quarter.
-	Taxes are expected to be approximately $1 million on US GAAP basis and 15% of pre-tax income on non-GAAP basis.
-	Share count for 2020 is expected to be approximately 23-23.5 million shares.

CEVA, Inc. Q4 & FY 2019 Financial Results Conference Call - Prepared Remarks :: Feb 18, 2020

Specifically for the first quarter of 2020

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Gross margin is expected to be approximately 88% on a GAAP and 89% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses, and $0.1 million of amortization of other assets associated with the Immervision investment.

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OPEX for the first and second quarter of 2020 should be quite flat and higher than the third quarter , due to the timing of R&D grant payments and is expected to be in the range of $21.4 million to $22.4 million. Of our anticipated total operating expenses for the first quarter, $2.6 million is expected to be attributable to equity-based compensation expenses and $0.7 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be in the range of $18.1 million – $19.1 million, and also similar to the second and fourth quarters of the year.

-	Net interest income is expected to be approximately $0.75 million.

-	Taxes for the first quarter are expected to be approximately $0.2 million on both GAAP and non GAAP basis.

-	Share count for the first quarter of 2020 is expected to be 23 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events we will be attending, these include:

●	Susquehanna Technology Conference, March 12 in New York, NY.

●	ROTH Annual Conference, March 15-17 in Orange County, CA.

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye